                                                                    EXHIBIT 2.02

                               AGREEMENT OF MERGER
                                       OF
                              FW1 ACQUISITION CORP.
                                       AND
                                COMPREVIEW, INC.


        This Agreement of Merger (this "AGREEMENT") is entered into as of November 28, 1997 (the "DATE OF THIS AGREEMENT") by and between FW1 Acquisition Corp., a Delaware corporation ("SUB") that is a wholly-owned subsidiary of HNC Software Inc. a Delaware corporation ("HNC"), and CompReview, Inc. (the "COMPANY"), a California corporation.


                                 R E C I T A L S

        A. HNC, Sub and the Company have entered into an Agreement and Plan of Reorganization, dated as of July 14, 1997 (the "PLAN"), providing for certain representations, warranties and agreements in connection with the transactions contemplated hereby, and for the merger of Sub with and into the Company in accordance with the Delaware General Corporation Law (the "DELAWARE LAW") and the General Corporation Law of California (the "CALIFORNIA LAW"), the Plan and this Agreement, with the Company to be the surviving corporation of the Merger.

        B. The Boards of Directors of HNC, Sub and the Company, respectively, have determined it to be advisable and in the respective interests of HNC, Sub and the Company and their respective stockholders that Sub be merged with and into the Company in accordance with the Plan (the "MERGER") so that the Company will be the surviving corporation of the Merger.

        C. The Plan, this Agreement and the Merger have been approved by HNC as the sole stockholder of Sub and by the stockholders of the Company in accordance with applicable law.

        NOW, THEREFORE, Sub and the Company hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

        As used in this Agreement, the following terms will have the meanings set forth below:

        1.1 The "EFFECTIVE TIME" means the date on which the Merger becomes legally effective under the laws of the States of California and Delaware as a result of the filing with the Delaware Secretary of State of this Agreement or, in lieu thereof, a Certificate of Merger (the "CERTIFICATE OF MERGER"), conforming to the requirements of Section 252 of the Delaware General Corporation Law, and the filing with the California Secretary of State of this Agreement of Merger (and related officers' certificates).

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        1.2    "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

        1.3 "HNC CLOSING AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which HNC Common Stock is then traded or quoted) and reported in The Wall Street Journal for the twenty
(20) trading days immediately preceding (but not including) the date of this Agreement.

        1.4 "COMPANY COMMON STOCK" means the Company's Common Stock, no par value per share.

        1.5 "COMPANY OPTIONS" means, collectively, options to purchase shares of Company Common Stock granted by the Company to Company employees under the Company's 1995 Stock Option Plan (the "COMPANY OPTION PLAN").

        1.6 "COMPANY DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of the Company (collectively, "COMPANY STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of the Company that is convertible into or exchangeable for any shares of the capital stock of the Company or any Company Stock Rights ("COMPANY CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any Company Stock Rights or any Company Convertible Security; provided, however, that the term "Company Derivative Securities" does not include any Company Options.

        1.7 "NUMBER OF COMPANY FULLY DILUTED SHARES" means that number of shares of Company Common Stock that is equal to the sum of: (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of Company Common Stock subject to or issuable under all Company Options that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of Company Common Stock that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by the Company upon the exercise, conversion or exchange of all Company Derivative Securities (if any) that are issued and outstanding immediately prior to the Effective Time.

        1.8 "COMPANY STOCKHOLDERS" means those persons who, immediately prior to the Effective Time, hold the shares of Company stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of
Section 2.4 of this Agreement, the term "Company Stockholders" means only those Company Stockholders (as defined above in this Section) who are issued shares of HNC Common Stock in the Merger.

        1.9 "COMPANY DISSENTING SHARES" means any shares of Company Stock that (i) are outstanding immediately prior to the Effective Time and qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and (ii) with respect to which dissenter's rights to require the purchase of such dissenting shares for cash at their fair


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market value in accordance with Chapter 13 of the California Corporations Code have been duly and properly exercised and perfected in connection with the Merger.

        1.10 "HNC MERGER SHARES" means that number of shares of HNC Common Stock equal to the sum of (i) Five Million (5,000,000) shares of HNC Common Stock, as presently constituted, plus (ii) the Additional Shares.

        1.11 "ADDITIONAL SHARES" means that number of shares of HNC Common Stock (as constituted immediately prior to the Effective Time) obtained by dividing (i) the Retained Earnings (as defined below) by (ii) the HNC Closing Average Price Per Share. As used herein, the "RETAINED EARNINGS" means the retained earnings of the Company as of the last day of the last full calendar month ended prior to the Effective Time, computed in accordance with generally accepted accounting principles consistently applied.

        1.12 "CONVERSION RATIO" means the quotient obtained by (a) dividing the number of shares of HNC Common Stock constituting the HNC Merger Shares by
(b) the Number of Company Fully Diluted Shares.

                                    ARTICLE 2
                                   THE MERGER

        2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into the Company pursuant to the Plan and this Agreement and in accordance with applicable provisions of the laws of the State of California and the State of Delaware as follows:

               2.1.1 Conversion of Sub Stock. At the Effective Time, each share of Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Company Common Stock into which the shares of Sub Common Stock are so converted shall be the only shares of Company stock that are issued and outstanding immediately after the Effective Time.

               2.1.2 Conversion of Company Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Company Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into a number of shares of HNC Common Stock that is equal to the Conversion Ratio, subject to the provisions of Section 2.1.4 regarding the elimination of fractional shares.

               2.1.1 Company Dissenting Shares. Holders of Company Dissenting Shares (if any) will be entitled to their appraisal rights under Chapter 13 of the California Corporations Code with respect to such Company Dissenting Shares, and such Company Dissenting Shares will not be converted into shares of HNC Common Stock in the Merger; provided, however, that nothing in this Section
2.1.3 is intended to remove, release, waive, alter or affect any of the

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conditions to HNC's and Sub's obligations to consummate the Merger set forth in
Section 9.8 and Section 9.9 of the Plan, or any other provision of the Plan relating to the Company Dissenting Shares. Shares of the capital stock of the Company that are outstanding immediately prior to the Effective Time of the Merger and with respect to which dissenting shareholders' rights of appraisal under the California Corporations Code have not been properly perfected will, when such dissenting shareholders' rights can no longer be legally exercised under the California Corporations Code, be converted into HNC Common Stock as provided in Section 2.1.2.

               2.1.4 Fractional Shares. No fractional shares of HNC Common Stock shall be issued in connection with the Merger. In lieu thereof, each holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock under Section 2.1.2 of this Agreement, after aggregating all shares of HNC Common Stock to be received by such holder, shall instead receive from HNC, within three (3) business days after the Effective Time, an amount of cash equal to the product obtained by multiplying (i) the HNC Closing Average Price Per Share (as adjusted to reflect any Capital Change (as defined below) of HNC) by (ii) the fraction of a share of HNC Common Stock to which such holder would otherwise be entitled to receive.

        2.2 Assumption and Conversion of Company Options. Each Company Option that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by HNC and converted into an option (an "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio, at an exercise price per share of HNC Common Stock equal to the exercise price per share of Company Common Stock that was in effect for such Company Option immediately prior to the Effective Time divided by the Conversion Ratio; provided, however, that if the foregoing calculation would result in an assumed and converted Company Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option shall be rounded down to the nearest whole number of shares of HNC Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (if applicable) or a nonqualified stock option, and all other terms and conditions of each Company Option (including but not limited to the provisions of the Company Option Plan that form part of the terms and conditions of such Company Option) that is converted into an HNC Option in the Merger will (except as otherwise provided in the terms of such Company Option), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Pre-Merger employment service with the Company will be credited to each holder of a Company Option for purposes of applying any vesting schedule contained in a Company Option to determine the number of shares of HNC Common Stock that are exercisable under the HNC Option into which such Company Option is converted in the Merger.

        2.3 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1 or Section 2.2, if at any time prior to the Effective Time, HNC recapitalizes, either through a


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subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares of HNC Common Stock or in shares or securities convertible into shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the HNC Closing Average Price Per Share, the number of shares of HNC Common Stock constituting the HNC Merger Shares and the Conversion Ratio will each be appropriately adjusted so as to maintain the proportionate interests of the stockholders and optionholders of HNC and the Company in the outstanding equity of HNC immediately following the Merger as contemplated by this Agreement.

        2.4 Escrow Agreement. HNC will withhold ten percent (10%) of the shares of HNC Common Stock to be issued to Company Stockholders in the Merger pursuant to Section 2.1.2, rounded down to the nearest whole number of shares to be issued to each the Company Stockholder (the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company or a similar institution, as escrow agent (the "ESCROW AGENT"), together with related stock transfer powers, to be held by the Escrow Agent as security for the Company Stockholders' indemnification obligations under Section 11 of the Plan and pursuant to the provisions of an escrow agreement entered into by HNC, the Escrow Agent, the Company Stockholders and the representatives of the Company Stockholders pursuant to the Plan (the "ESCROW AGREEMENT"). The Escrow Shares will be represented by a certificate or certificates issued in the names of the Company Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period specified in the Escrow Agreement (the "ESCROW PERIOD").

        2.5 Effects of the Merger. At and upon the Effective Time: (a) the separate existence of Sub will cease and Sub will be merged with and into the Company, and the Company will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Plan;
(b) the Restated Articles of Incorporation of the Company shall be amended to read as set forth in Exhibit A attached hereto and shall be the Articles of Incorporation of the Surviving Corporation; (c) each share of Company stock that is outstanding immediately prior to the Effective Time and each Company Option that is outstanding immediately prior to the Effective Time shall be converted into HNC Common Stock or an HNC Option, respectively, as provided in this
Section 2; (d) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time shall be converted into one (1) share of Company Common Stock as provided in Section 2.1.1 hereof; and (e) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law.

                                    ARTICLE 3
                            EXCHANGE OF CERTIFICATES

        3.1 At or before the Effective Time, each holder of shares of Company stock will surrender the certificate(s) for such shares (each a "COMPANY CERTIFICATE"), duly endorsed to HNC for cancellation. Promptly after the Effective Time and receipt of such Company Certificates, HNC or its transfer agent will issue to each tendering holder of a Company


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Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2 hereof (less the Escrow Shares to be placed in escrow pursuant to Section 2.4 of the Plan and the Escrow Agreement), and HNC or its transfer agent will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.1.4 hereof. At the Closing (as defined in the Plan), HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

        3.2 No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered the Company Certificate until the holder of such unsurrendered the Company Certificate surrenders such the Company Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any the Company Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

        3.3 After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Company or its transfer agent of the Company Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, the Company Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 3.

        3.4 Until the Company Certificates representing the Company stock outstanding prior to the Merger are surrendered pursuant to Section 3.1 above, such Company Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which the Company Stock will have been converted pursuant to Section 2.1.2 of this Agreement.

                                    ARTICLE 4
                            TERMINATION AND AMENDMENT

        4.1 Agreement Subject to Termination by Mutual Consent. Notwithstanding the approval of this Agreement by the stockholders of Sub and the Company, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Sub and the Company.

        4.2 Agreement Subject to Termination on Termination of Plan. Notwithstanding the approval of this Agreement by the stockholders of Sub and the Company, this Agreement will terminate forthwith in the event that the Plan is terminated in accordance with its terms prior to the Effective Time.

        4.3 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Sub or the Company or their respective officers and directors, except as otherwise provided in the Plan.

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        4.4    Amendment. This Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of either Sub or the Company, but, after such approval, no amendment will be made which by applicable law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Sub and the Company.

                                    ARTICLE 5
                                  MISCELLANEOUS

        5.1 Plan. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

        5.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (irrespective of its choice of law principles).

        5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.







            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement of
Merger to be duly executed as of the date and year first above written.

COMPREVIEW, INC.                              FW1 ACQUISITION CORP.


By:/s/ Robert L. Kaaren                       By:
   -----------------------------                 ----------------------------
    Robert L. Kaaren, M.D.                       Robert L. North
    Chairman and Chief Executive                 President and Chief Executive
     Officer                                      Officer



By: /s/ Michael E. Munayyer                   By: /s/ Raymond V. Thomas
   -----------------------------                 ----------------------------
    Michael E. Munayyer                          Raymond V. Thomas
    Secretary                                    Chief Financial Officer and
                                                  Secretary

By: /s/ Michelle DeLizio
    ----------------------------
    Michelle DeLizio
    President


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                                    EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                COMPREVIEW, INC.



                                    ARTICLE I

        The name of the corporation is CompReview, Inc.

                                   ARTICLE II

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

        The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right of any director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE IV

        The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of any agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

                                    ARTICLE V

        The corporation is authorized to issue only one class of shares of stock, which shall be designated "Common Stock" and which shall have no par value. The total number of shares of Common Stock the corporation is authorized to issue is one hundred (100) shares.